Exhibit 99.2

CODORUS VALLEY BANCORP, INC.

DIRECTOR RESIGNATION POLICY

In an uncontested election of directors of Codorus Valley Bancorp, Inc. (the “Corporation”) at which a quorum is present, any director nominee who fails to receive more votes in favor of such director’s election than withheld with respect to such director’s election shall tender promptly to the Board of Directors of the Corporation via the Chairperson of the Corporate Governance and Nominating Committee his or her resignation as a director of the Corporation. A director whose resignation is under consideration shall abstain from participating in any recommendation or decision regarding that resignation. The Corporate Governance and Nominating Committee shall make a recommendation to the Board whether to accept, reject or otherwise act with respect to the tendered resignation. In considering the resignation, the Corporate Governance and Nominating Committee and the Board may evaluate any factor or other information that any of the directors deem relevant. The Board shall act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within one hundred twenty (120) days after the results of the election are certified. If the resignation is not accepted, the director shall continue to serve until the expiration of his or her current term and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.